SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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    DIGITAL GENERATION SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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October 24, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Digital Generation Systems, Inc. (the “Company”), which will be held at the Marriott Hotel, 223 W. Las Colinas Blvd., Irving, Texas 75039, on Wednesday, December 4, 2002 at 10:00 a.m. local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope at your earliest convenience.

On behalf of the Board of Directors, I would like to express our appreciation of your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,
Omar A. Choucair
Secretary

DIGITAL GENERATION SYSTEMS, INC.
750 W. John Carpenter Freeway
Irving, Texas 75039

Notice of Annual Meeting of Stockholders
to be held December 4, 2002

The Annual Meeting of Stockholders (the “Annual Meeting”) of Digital Generation Systems, Inc. (the “Company”) will be held at the Marriott Hotel, 223 W. Las Colinas Blvd., Irving, Texas 75039, on Wednesday, December 4, 2002 at 10:00 a. m. local time for the following purposes:

1.  To elect four directors, to serve for three-year terms or until their successors have been duly elected and qualified;

2.  To consider and vote upon a resolution regarding a vote of confidence for Scott K. Ginsburg;

3.  To ratify the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002; and

4.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing proposals are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on October 21, 2002 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of such stockholders will be available at the Annual Meeting and at least ten days prior to the Annual Meeting during normal business hours at the Company’s headquarters located at 750 W. John Carpenter Freeway, Irving, Texas 75039 for examination by any stockholder.

Whether or not you plan to attend the Annual Meeting, please date, execute and promptly return the enclosed proxy card to the Company in the enclosed addressed and stamped envelope. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person.

By Order of the Board of Directors,
Omar A. Choucair
Secretary

October 24, 2002

DIGITAL GENERATION SYSTEMS, INC.
750 W. John Carpenter Freeway
Irving, Texas 75039
972-581-2000

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held December 4, 2002

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Digital Generation Systems, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders of the Company to be held at the Marriott Hotel, 223 W. Las Colinas Blvd., Irving, Texas 75039, on Wednesday, December 4, 2002, at 10:00 a. m. local time and at any adjournments or postponements thereof (the “Annual Meeting”). Shares represented by proxy cards in the form enclosed will be voted at the Annual Meeting if the proxy card is properly executed, returned to the Company before the Annual Meeting and not revoked. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. These proxy materials were first mailed to stockholders on or about October 24, 2002.

PURPOSE OF MEETING

At the Annual Meeting, stockholders will be asked to consider proposals to:

(i)    elect four directors to serve for three-year terms;

(ii)    approve a resolution regarding a vote of confidence for Scott K. Ginsburg (see “Proposal Two: Vote of Confidence for Mr. Ginsburg” for detailed discussion of resolution);

(iii)    ratify the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002; and

(iv)    transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees for director and “FOR” each of the proposals.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s common stock, $0.001 par value (the “Common Stock”), is the only type of security entitled to vote at the Annual Meeting. On October 21, 2002, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 70,801,002 shares of Common Stock outstanding. Each stockholder of record is entitled to one vote for each share of Common Stock held by such stockholder on October 21, 2002.

Quorum Required

The Company’s Bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal One.    Directors are elected by a plurality of the affirmative votes cast by holders of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The four nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal Two.    The Company is soliciting your vote so that the Board of Directors can consider your views, as the Company’s stockholders, in determining whether Scott K. Ginsburg should continue in his capacity as Chairman of the Board of Directors. Your views will be considered together with Mr. Ginsburg’s performance at the Company and the finding of a civil jury that Mr. Ginsburg engaged in conduct that violated the insider trading provisions of the federal securities laws and a court order requiring that Mr. Ginsburg pay a $1 million civil fine. The vote is non-binding. No vote will be counted or deemed to be counted for or against the resolution unless you cast your vote “for” or “against” the resolution (a ballot marked “abstain” will be counted “against”). All of the stockholders of the Company are entitled to vote on the proposal. In the Board’s evaluation of the results of the non-binding vote, (i) the proposal will be deemed to have been approved if a two-thirds supermajority of all of the outstanding shares of Common Stock votes “for” the proposal, in which case the Board intends to ask Mr. Ginsburg to remain as Chairman; (ii) the proposal will be deemed to have been rejected if more than one-third of all of the shares of outstanding Common Stock votes “against” the proposal, in which case the Board intends to ask Mr. Ginsburg to resign before the 2003 Annual Meeting; and (iii) if neither of these thresholds is met, the Board will consider the vote to be inconclusive, in which case the Board intends to ask Mr. Ginsburg to remain. Due to the non-binding nature of the vote, however, the Board may disregard the results of the vote and not ask Mr. Ginsburg to remain or resign, respectively, even if the requisite number of votes “for” or “against” the proposal are cast. Currently, 53% of the vote is assured, based on the intention of the Company’s officers and directors, including Mr. Ginsburg, to vote “for” the resolution.

Proposal Three.    Ratification of the appointment of KPMG LLP as the Company’s independent accountants for the year ending December 31, 2002 requires the affirmative vote of holders of a majority of those shares present in person, or represented by proxy, and voting at the Annual Meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be treated as voting on the matter and thus, will not affect the outcome of the voting on the proposal.

Proxies

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted “FOR” the Nominees of the Board of Directors (as set forth in Proposal One), “FOR” Proposal Three and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. In the event that no directions are specified with respect to Proposal Two, such proxy will not be voted with respect to the proposal. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders.

Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

PROPOSAL ONE:    ELECTION OF DIRECTORS

Eleven directors, divided into three classes were elected at the 2001 Annual Meeting. The term of one class of directors expires each year. The persons whose names are listed below have been nominated for election as directors by the Board of Directors. Each of the nominees, if elected, will serve until the Annual Meeting in 2005 or until his successor has been elected and qualified. Each of the nominees is currently a member of the Board of Directors.

One director, Michael J. Linnert, who was elected at the 2001 Annual Meeting to serve until the 2003 Annual Meeting, resigned on June 22, 2001 without any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Although the Board of Directors has not yet identified a prospective nominee for the vacant seat, it is anticipated that the vacancy will be filled at the 2003 Annual Meeting.

The Board of Directors’ nominees for the office of director for three-year terms expiring in 2005 are as follows:

Name	Age	Title(s)
Jeffrey A. Dankworth	48	President of StarGuide Digital Networks, Inc. and Director
Kevin C. Howe	53	Director
Robert J. Schlegel	52	Director
Cappy R. McGarr	50	Director

Jeffrey A. Dankworth has been President and a Director of StarGuide Digital Network, Inc. (“StarGuide”), a subsidiary of the Company, since 1995 and a director of the Company since February 2001. Prior to co-founding StarGuide in 1994, Mr. Dankworth was an entrepreneur in the entertainment media and professional sports industries where he led the development of various media joint ventures in professional sports including the NFL Quarterback Club. As an attorney, Mr. Dankworth has extensive experience in various areas of business development, including the negotiation and management of media partnerships, licensing programs, and joint ventures. Between 1984 and 1994, Mr. Dankworth was Of Counsel with the law firm of Mitchell, Silberberg & Knupp and prior to that was an associate with the law firm of Gibson, Dunn & Crutcher (1981-1984).

Kevin C. Howe is the Managing Partner of Mercury Ventures. Mercury Ventures manages 3 different funds that invest in emerging technology companies that focus on Internet applications. Mr. Howe serves on the board of three publicly traded technology firms that are listed on the Nasdaq and London exchanges and has been a member of the Board since February 2001. Mr. Howe also sits on the boards of five privately held technology firms. In 1985, he co-founded DacEasy, an early leader in packaged application software. In 1987, Mr. Howe led the sale of DacEasy to Insilco Corporation (“Insilco”) (a Fortune 500 company). In 1991, Mr. Howe led the carve-out of DacEasy from Insilco and subsequent sale to The Sage Group, plc. (“Sage”) which had market capitalization of over $7 billion. He was CEO of the US operations responsible for operations and acquisitions until 1999. He remains a director of Sage. In 1993, Mr. Howe also co-founded Martin Howe Associates, which was an early leader in the merchant credit card processing industry and a pioneer in wireless solutions. The company was sold in 1997 to PMT, a Nasdaq listed company. Mr. Howe received his MBA from SMU in 1976.

Robert J. Schlegel has been a member of the board since February 2001. Mr. Schlegel has been the CEO of The Pavestone Company, a manufacturer of decorative, environmental-friendly concrete landscape products, since 1980. Mr. Schlegel also built a health care company, PeopleCare Heritage Centers, including 2,200 nursing retirement care beds in 13 Texas facilities. Mr. Schlegel has been actively involved in the Dallas community with the Trinity Christian Academy, the Cox School of Business at Southern Methodist University, the Salvation Army, Students in Free Enterprise, the Alzheimer’s Association, the Dallas Symphony, the Young Presidents’ Organization and his own foundation, the Schlegel Horizon Foundation. Mr. Schlegel graduated with a B.A. degree in Economics from Wilfrid Laurier University in 1972.

Cappy R. McGarr has been a member of the board since February 2001. Mr. McGarr is President of McGarr Capital Holdings, LLC, a money-management company. He received Bachelor of Arts, Bachelor of Journalism and Master of Business Administration degrees from the University of Texas at Austin. Upon completing his graduate degree in 1970, McGarr was employed by Goldman, Sachs & Co. He serves on the Board of Trustees of The John F. Kennedy Center for the Performing Arts and the Board of Directors of the Lyndon Baines Johnson Foundation.

Directors Continuing in Office

Name	Age	Title(s)	Expiration of Term
Scott K. Ginsburg (1)	49	Chairman of the Board	2004
Matthew E. Devine	53	Chief Executive Officer and Director	2004
Omar A. Choucair	40	Chief Financial Officer and Director	2003
Lawrence D. Lenihan, Jr. (1)	37	Director	2004
David M. Kantor (1)	45	Director	2003
Eric L. Bernthal	56	Director	2003

(1)	Member of the Compensation Committee

Scott K. Ginsburg joined the Company in December 1998 as Chief Executive Officer and Chairman of the Board. In July 1999, Matthew E. Devine assumed the responsibilities of Chief Executive Officer, but Mr. Ginsburg remains the Company’s Chairman. Most recently, Mr. Ginsburg served as Chief Executive Officer and Director of AMFM Corporation (formerly Chancellor Media). Mr. Ginsburg founded Evergreen Media Corporation in 1988, and was the co-founder of Statewide Broadcasting, Inc. and H&G Communications, Inc. Mr. Ginsburg earned a B.A. from George Washington University in 1974 and a J.D. from the George Washington University Law Center in 1978.

Matthew E. Devine joined the Company in July 1999 as Chief Executive Officer and Director. Prior to joining the Company, Mr. Devine served as Chief Financial Officer of AMFM Corporation (formerly Chancellor Media) and served as Chief Financial Officer, Executive Vice President, Treasurer, Secretary and Director for Evergreen Media Corporation. Between 1975 and 1988, Mr. Devine served in various finance positions at AMR Corporation, parent company to American Airlines.

Omar A. Choucair joined the Company as Chief Financial Officer in July 1999. Prior to joining the Company, Mr. Choucair served as Vice President of Finance for AMFM Corporation (formerly Chancellor Media), and served as Vice President of Finance for Evergreen Media before it was acquired by Chancellor Media in 1997. Prior to entering the media industry, Mr. Choucair was a Senior Manager at KPMG LLP. Mr. Choucair became a Director in February 2001.

Lawrence D. Lenihan, Jr. has been a member of the Board of Directors of the Company since July 1997. Mr. Lenihan is a Managing Director and co-head of the Pequot venture funds and the Pequot private equity funds. Prior to joining Pequot in 1996, Mr. Lenihan was a principal with Broadview Associates L.L.C., where he was a senior member of the mergers and acquisitions team responsible for many of the first major transactions in the networking industry, including transactions with Bay Networks, Cheyenne Software, and Cisco Systems. Prior to that, Mr. Lenihan held several positions within IBM, where he had the opportunity to build a business developing transactional kiosks for the retailing industry. Mr. Lenihan graduated from Duke University with a B.S. in Electrical Engineering and earned his M.B.A. from the Wharton School of Business at the University of Pennsylvania. He currently serves on the Board of Directors of Netegrity, Inc. and USSearch.com, Inc., as well as several other private companies.

David M. Kantor has been a member of the Board of Directors of the Company since August 1999. Mr. Kantor is a media industry consultant. Formerly, he was Senior Vice President for Network Operations of AMFM, Inc. (formerly Chancellor Media Corporation) and President of ABC Radio Network, having previously served as Executive Vice President. Prior to joining ABC Radio Network, he held executive positions with Cox Cable and Satellite Music Network. Mr. Kantor holds a B.S. from the University of Massachusetts and an MBA from Harvard Business School.

Eric L. Bernthal has been a member of the board since February 2001. Mr. Bernthal is the Managing Partner of the Washington, DC office of Latham & Watkins, a law firm with more than 1,400 attorneys worldwide. He has practiced corporate and telecommunications law for 30 years, specializing in transactional and regulatory matters. Mr. Bernthal has represented companies in the media, communications, health care, consumer products and retail industries. Mr. Bernthal has been a partner in Latham & Watkins since 1986. Prior to joining Latham, Mr. Bernthal was an associate and then a partner in the Washington, DC law firm of Arent, Fox, Kintner, Plotkin & Kahn, from 1972 to 1986. He served on that law firm’s Executive Committee for five years. Mr. Bernthal served as law clerk to the Honorable Ruggero J. Aldisert of the United States Court of Appeals for the Third Circuit in Philadelphia from 1970 to 1972. He earned an undergraduate degree from Columbia University in 1967 and a graduate degree from George Washington University Law Center.

Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2001, the Board of Directors held three meetings. For the fiscal year, each of the directors during the term of their tenure, attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board of Directors does not have a Nominating Committee.

During the fiscal year ended December 31, 2001, the Audit Committee held one meeting. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of accountants, the scope of the annual audits, fees to be paid to the accountants, the performance of the accountants and the accounting practices of the Company. The members of the Audit Committee for 2001 and 2002 are Messrs. Schlegel, McGarr and Howe.

During the fiscal year ended December 31, 2001, the Compensation Committee did not have any meetings. Instead, all issues normally considered by the Compensation Committee were considered by the entire Board of Directors. The Compensation Committee reviews the performance of the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels, option grants under the 1992 Stock Option Plan and non-plan option grants. The members of the Compensation Committee in 2001 were, and for 2002 are, Messrs. Ginsburg, Lenihan and Kantor.

The Executive Committee was established in January 2001. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company’s business that require action by the Board of Directors, except with respect to certain specified matters that by law must be approved by the entire Board. The members of the Executive Committee for 2002 are Messrs. Ginsburg, Devine and Choucair.

Director Compensation

Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director other than reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of the Company’s Board of Directors and the committees thereof. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors.

All non-employee Board members are eligible for option grants pursuant to the provisions of the Company’s 1995 Director Option Plan described herein. Directors who are also employees of the Company are eligible to receive options for Common Stock directly under the 1992 Stock Option Plan and, if officers of the Company, are also eligible to receive incentive cash bonus awards and are eligible to participate in the 1996 Employee Stock Purchase Plan.

The Board of Directors unanimously recommends that the stockholders vote “FOR” each nominee for the Board of Directors.

PROPOSAL TWO:    VOTE OF CONFIDENCE FOR MR. GINSBURG

The stockholders are asked to approve a non-binding resolution expressing their confidence in the leadership and continued service of Scott K. Ginsburg in his capacity as Chairman of the Board of Directors of the Company and requesting that Mr. Ginsburg continue to serve the Company as Chairman.

In September 1999, a civil lawsuit was filed by the Securities and Exchange Commission in the United States District Court for the Southern District of Florida against Mr. Ginsburg, Mark Ginsburg (his brother) and Jordan Ginsburg (his father). The lawsuit alleged that Mr. Ginsburg had violated the insider trading provisions of the federal securities laws by misappropriating material, non-public information from Evergreen Media Corporation, of which Mr. Ginsburg was then Chief Executive Officer, and communicating the information to his brother and/or his father in 1996 regarding the securities of EZ Communications, Inc. (“EZ”) and in 1997 regarding the securities of Katz Media, Inc. (“Katz”). The lawsuit further alleged that Mr. Ginsburg’s father and brother, relying upon the information allegedly furnished by Mr. Ginsburg, purchased securities in EZ and Katz, and subsequently profited from the sale of such securities.

In April 2002, a jury found that Mr. Ginsburg did make these communications, known as “tipping,” and therefore concluded that he had violated Sections 10(b) and 14(e) of the Securities Exchange Act of 1934 and Rules 10b-5 and 14e-3 thereunder. In July 2002, the United States District Court imposed a $1,000,000 civil penalty against Mr. Ginsburg.

(Although Mr. Ginsburg has moved the Court to set aside the jury’s verdict and, if that motion is denied, may file an appeal, the Board of Directors assumes for purposes of this proposal that the verdict and the judgment of the Court will stand or be affirmed.)

The Board of Directors has reviewed the potential impact of this litigation as it may affect Mr. Ginsburg’s continued service as Chairman of the Board of the Directors of the Company. Where an officer or director of a public company has been found to have violated the federal securities laws, it is typical for the officer or director to resign his position. However, based on the particular facts and circumstances surrounding Mr. Ginsburg’s conduct, the Board of Directors believes that his case does not warrant such action.

In particular, the Board of Directors has examined the nature and language of the Court’s ruling in the case, considered the underlying conduct in question, evaluated the likelihood of future violations by Mr. Ginsburg, assessed Mr. Ginsburg’s historic and current leadership of the Company and his conduct as the Chairman of the Board. Although the Board of Directors has not considered whether another person would better serve the Company as its Chairman, the Board has examined whether Mr. Ginsburg’s continued service to the Company is in the interest of the Company’s stockholders.

As part of the Board’s deliberative process on this matter, the Board is seeking your views, as the Company’s stockholders, on the question of whether, in light of this litigation, the stockholders continue to have confidence in Mr. Ginsburg and wish him to remain as Chairman of the Board.

The Board does not believe that the results of the Florida litigation necessitate that Mr. Ginsburg step down from the Chairmanship. The Board recognizes that:

•	According to the allegations made against Mr. Ginsburg during the litigation, the conduct occurred while he was the CEO of Evergreen Media Corporation, a public company.

•	The Securities and Exchange Commission alleged and the jury found that the conduct involved the misappropriation of material, non-public information.

•	Mr. Ginsburg’s conduct was found to have occurred in connection with the securities of two different companies, and the trading of those securities occurred approximately one year apart.

•	The Securities and Exchange Commission asked the Court to issue an injunction to restrain Mr. Ginsburg's future conduct.

•	The Court recognized the “seriousness of Scott Ginsburg's illegal actions” in its decision based on the finding of the jury.

However, in reaching the conclusion that Mr. Ginsburg is not required to step down because of the outcome of the Florida litigation, the Board of Directors has considered the following factors:

•
The alleged acts occurred before Mr. Ginsburg had any connection to the Company, and his alleged conduct did not involve the Company in any way and did not involve the securities of the company of which he was then an officer and director.

•
The Florida trial was a civil proceeding, in which the Securities and Exchange Commission neither sought nor obtained a bar against Mr. Ginsburg’s future service as an officer or director of a public company.

•
Mr. Ginsburg was accused of tipping, not of improperly trading in any security, nor was it alleged that he profited in any way from the trading in securities by his brother and father. In more than ten years of service as an officer and director of two public companies, Mr. Ginsburg has never before been accused of any violation of the federal securities laws.

•
The Court explicitly refused to issue an injunction against Mr. Ginsburg to restrain his future conduct. In making this ruling, the Court noted that the Securities and Exchange Commission had “failed to establish” the need for restraint against Mr. Ginsburg, noting that he “did not engage in egregious or recurrent behavior,” and that Mr. Ginsburg’s actions were “isolated” and “non-deceptive.”

•	The Court observed in Section I, Paragraph 8 of its decision:

“The Court notes that although the jury found against Defendant Scott Ginsburg, there are many factors in this case which could lead a reasonable person to conclude that no tipping was involved. The new telecommunications bill passed by Congress made consolidation in the radio industry inevitable. Many stock pundits were predicting which media companies were targets for acquisition. Both Mark Ginsburg and Jordan Ginsburg had been substantial investors in radio stocks, and both were very knowledgeable about the radio industry. It is plausible that the investments in EZ and Katz Media by Mark Ginsburg and Jordan Ginsburg were driven not by tips but rather by public knowledge regarding the likelihood of acquisitions in the radio industry.”

The complete text of the Court’s written decision is attached hereto as Appendix A and is incorporated by reference herein.

The Board of Directors has also considered the following factors, which provide further bases to request Mr. Ginsburg to continue in his capacity as Chairman:

•	Mr. Ginsburg has over ten years’ experience as a leader of public companies;

•	he has overseen the significant growth and expansion of another public company (Chancellor Media Corporation, formerly Evergreen Media Corporation);

•	he has played a critical role in the strategic planning and development of the Company;

•
he is the largest individual stockholder of the Company (with 35% of the outstanding shares of its Common Stock and 37% of the Common Stock on a fully diluted basis), and has a large personal stake in the Company and its future;

•	since becoming Chairman of the Company in December 1998, he has developed substantial expertise in the Company's products, services and markets as a result of years of leadership of the Company; and

•
the Board of Directors believes that many of the Company’s achievements during Mr. Ginsburg’s tenure, including the Company's ability to attract investment capital, have resulted in part due to Mr. Ginsburg’s leadership of the Company and his reputation for business acumen.

The Board of Directors recognizes that the Company could face significant disadvantages if Mr. Ginsburg continues to serve as Chairman. These disadvantages include:

•
the Company will be required for five years to disclose the fact that Mr. Ginsburg was found by a court of competent jurisdiction to have violated a federal securities law (unless the judgment in the Florida litigation is substantially reversed, suspended or vacated);

•	the outcome of the Florida litigation and the required disclosure of that outcome could adversely affect the willingness or interest of third parties to invest in the Company;

•	the Company’s relationship with bankers, auditors, regulators and others could be adversely affected by Mr. Ginsburg’s continued service as Chairman; and

•	the Company’s business and financial condition could be adversely affected by Mr. Ginsburg’s continued service as Chairman.

On balance, the Board of Directors believes that the benefits of Mr. Ginsburg’s continued service as Chairman outweigh the potential disadvantages associated with the continuation of his role in that capacity. Before reaching a final position on this matter, the Board is seeking to obtain the view of the stockholders on this important question. Accordingly, the following non-binding resolution is submitted to the stockholders for their consideration:

“RESOLVED, that notwithstanding the finding of a civil jury that Scott K. Ginsburg engaged in conduct that violated the insider trading provisions of the federal securities laws and the court order requiring Mr. Ginsburg to pay a $1 million fine, the stockholders of the Company hereby express their continued confidence in the leadership and service of Mr. Ginsburg in his capacity as Chairman of the Board of Directors of the Company and hereby request that Mr. Ginsburg continue to serve the Company in that position.”

Although the proposed resolution is non-binding, the outcome of the stockholders’ vote on the resolution will be considered by the Board of Directors and by Mr. Ginsburg in determining whether Mr. Ginsburg should continue to serve as the Chairman of the Board of Directors. All of the stockholders of the Company are entitled to vote on the proposal. Although the proposal is non-binding, the Board considers your views, as the Company’s stockholders, to be a significant part of its deliberative process on this matter.

The Board of Directors intends to act, based on the results of the vote, as follows:

•
If two-thirds (47,200,668 or more shares) of all of the outstanding shares of Common Stock vote “for” the proposal, the proposal will be deemed to have been approved, the Board will consider such a vote to indicate that the stockholders support Mr. Ginsburg’s continued service as Chairman and the Board intends to ask Mr. Ginsburg to remain.

•
If more than one-third (23,600,335 or more shares) of all of the outstanding shares of Common Stock vote “against” the proposal, the proposal will be deemed to have been rejected, the Board will consider such a vote to indicate that the stockholders do not support Mr. Ginsburg’s continued service as Chairman and the Board intends to ask Mr. Ginsburg to resign.

•
If the vote “for” the proposal represents less than two-thirds (47,200,667 or fewer shares) of all of the outstanding shares and the vote “against” (including ballots cast “abstain”) the proposal represents one-third or less (23,600,334 or fewer shares) of all of the outstanding shares, the Board will deem the vote on the proposal to be inconclusive and intends to ask Mr. Ginsburg to remain as Chairman.

If the Board of Directors asks Mr. Ginsburg to resign, he has indicated his willingness to do so. In the event that Mr. Ginsburg were to resign, the Board would nonetheless require sufficient time to allow for an orderly transition but expects that Mr. Ginsburg would step down before the Company’s 2003 Annual Meeting of stockholders.

It is the unanimous view of the Board (Mr. Ginsburg abstaining) that the Company would be well served if Mr. Ginsburg remains as Chairman. All of the members of the Board, including Mr. Ginsburg, and the executive officers have indicated to the Company that they will vote their shares in favor of the proposal. As of October 21, 2002, there are 70,801,002 shares of Common Stock outstanding, of which Mr. Ginsburg, the other Board members and the executive officers own 37,572,401 shares, representing 53% of the total shares outstanding. The Board believes that the Company has benefited greatly from having Mr. Ginsburg’s talents, experience and vision to guide the Company’s activities. The Board further believes that Mr. Ginsburg’s continued service to the Company would greatly serve your interests as stockholders.

The Board of Directors (Mr. Ginsburg abstaining) unanimously recommends that the stockholders vote “FOR” the proposed non-binding resolution.

PROPOSAL THREE:    RATIFICATION OF KPMG LLP

        The Company is asking the stockholders to ratify the appointment of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of KPMG LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the Company and its stockholders’ best interests.

KPMG LLP has audited the Company’s financial statements since 1999. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16 (a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16 (a) reports that the Company received from such persons for their 2001 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representation received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 fiscal year, the Company believes that all reporting requirements under Section 16 (a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders at all times during the 2001 fiscal year, except that a total of sixteen Section 16 (a) reports were filed late, comprising (i) Form 3 filings for Mr. Choucair, Mr. Bernthal, Mr. Kantor, Mr. Dankworth, Mr. Howe, Mr. Schlegel, Mr. McGarr and Mr. Dent and (ii) one report covering one stock option grant to each of Mr. Devine, Mr. Choucair, Mr. Dankworth, Mr. Kantor, Mr. McGarr, Mr. Bernthal, Mr. Schlegel, and Mr. Howe.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 21, 2002 (except where otherwise noted), certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. As of October 21, 2002, the directors and executive officers of the Company own 37,572,401 shares of Common Stock entitled to vote, representing 53% of the outstanding shares of Common Stock.

	Shares Beneficially Owned as of October 21, 2002 (1) (2)
Beneficial Owner	Number of Shares	Percentage of Class
Scott Ginsburg (3) Moon Doggie Family Partnership 750 West John Carpenter Freeway, Suite 700 Irving, Texas 75039	31,923,204	41.0%
Entities and individuals associated with Pequot Capital Management, Inc. (4) 500 Nyala Farm Road Westport, Connecticut 06880	5,231,436	7.4%
C.D.A.S., Inc. (5) 2897 Granite Pointe Court Reno, NV 89511	5,345,171	7.5%
Matthew E. Devine (6)	2,654,007	3.7%
Omar A. Choucair (7)	552,121	*
Lawrence D. Lenihan, Jr (8)	5,231,436	7.4%
David M. Kantor (9)	40,833	*
Cappy R. McGarr (10)	151,689	*
Jeffrey A. Dankworth (11)	5,587,383	7.9%
Eric L. Bernthal (10)	739,113	1.0%
Robert J. Schlegel (10)	294,153	*
Kevin Howe (10)	127,493	*
All current directors and executive officers as a group	47,301,433	58.7%

*	Less than 1% of the outstanding shares of common stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To the Company’s knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed is 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039.

(2)
The number of shares of common stock deemed outstanding as of October 21, 2002 was 70,801,002. The number of beneficially owned shares includes shares issuable pursuant to stock options and warrants that may be exercised within sixty days after October 21, 2002.

(3)
Based on a filing with the Securities and Exchange Commission, dated January 22, 2001, indicating beneficial ownership as of such date. Includes 22,028,594 shares held of record by Scott K. Ginsburg and 2,920,134 shares held in the name of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg, the Company‘s Chairman of the Board, is the sole general partner of Moon Doggie Family Partnership, L.P. Includes options exercisable into 456,217 shares of common stock, warrants issued to Moon Doggie Family Partnership, L.P. exercisable into 3,008,527 shares of common stock and warrants issued to Scott K. Ginsburg exercisable into 3,509,730 shares of common stock.

(4)
Includes 375,367 shares held of record by Pequot Offshore Private Equity Fund, Inc., 2,964,740 shares held of record by Pequot Private Equity Fund, L.P., 823,902 shares held in the name of Pequot International Fund, Inc. and 823,902 shares held of record by Pequot Partners Fund, L.P. (together, the “Pequot Funds”). The Pequot Funds are managed by Pequot Capital Management, Inc., which holds voting and dispositive power for all shares held by the Pequot Funds. Pequot Capital Management, Inc. acquired beneficial ownership of such shares from Dawson-Samberg Capital Management, Inc., the former investment advisor to the Pequot Funds. On January 1, 1999, Dawson-Samberg Capital Management, Inc. spun-off a portion of its investment management business to Pequot Capital Management, Inc., including the beneficial ownership of all of such shares formerly held by Dawson-Samberg Capital Management, Inc. Lawrence D. Lenihan, Jr., a member of the Company’s Board of Directors, is a principal and minority shareholder of Pequot Capital Management, Inc. Mr. Lenihan disclaims beneficial ownership of all shares held or beneficially owned by or through such entity, except to the extent of his pecuniary interest. Includes warrants exercisable into 207,692 shares of common stock. Also includes options to purchase 33,056 shares of common stock granted to Mr. Lenihan.

(5)	Based on a filing with the Securities and Exchange Commission, dated January 31, 2001, indicating beneficial ownership as of such date.

(6)	Includes options exercisable into 1,389,064 shares of common stock and warrants exercisable into 303,310 shares of common stock.

(7)	Includes options exercisable into 441,596 shares of common stock and warrants exercisable into 86,660 shares of common stock.

(8)
Includes 5,195,603 shares beneficially owned by affiliated entities of Pequot Capital Management, Inc., of which Mr. Lenihan disclaims beneficial ownership as set forth in footnote 4 above. Includes options exercisable into 35,833 shares of common stock.

(9)	Includes options exercisable into 30,833 shares of common stock.

(10)	Includes options exercisable into 20,833 shares of common stock.

(11)	Includes options exercisable into 196,237 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During January 2001, DG Systems completed its merger with StarGuide pursuant to the Agreement and Plan of Merger by and among DG Systems, SG Nevada Merger Sub Inc., a wholly owned subsidiary of DG Systems, and StarGuide. In this merger, the holders of StarGuide common stock received approximately 1.7332 shares of Company’s Common Stock for each share of StarGuide common stock, and the holders of Company’s Common Stock continued to hold their shares.

During 2002, Latham & Watkins has provided legal services to the Company. Latham & Watkins performed legal services for a predecessor company in prior years and is expected to perform legal services for the Company in the future. Eric L. Bernthal, a director of the Company, is a partner of Latham & Watkins.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation earned by the Company’s Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Officers”).

		Annual Compensation (1)				Long-Term Compensation Awards (1)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options
Scott K. Ginsburg	2001	$250,000	$—	$167,542	(2)	—	50,000
Chairman of the Board	2000	$250,000	$—	$180,006	(2)	—	—
	1999	$52,083	$—	$301,243	(2)	—	433,000

Matthew E. Devine	2001	$250,000	$—	$12,000	(3)	—	50,000
Chief Executive Officer	2000	$250,000	$—	$12,000	(3)	—	—
	1999	$52,083	$—	$—		—	1,433,300

Omar A. Choucair	2001	$175,000	$—	$—		—	50,000
Chief Financial Officer	2000	$150,000	$—	$—		—	—
	1999	$31,250	$—	$—		—	423,320

Jeffrey A. Dankworth	2001	$250,000	$—	$10,800	(3)	—	50,000
President of StarGuide Digital	2000	$250,000	$—	$10,800	(3)	—	—
Networks, Inc.	1999	$250,000	$60,184	$10,800	(3)	—	173,320

Robert C. Ryan	2001	$275,000	$—	$420,733	(4)	—	50,000
General Intellectual Property	2000	$203,624	$20,376	$—		—	—
Counsel of StarGuide Digital Networks, Inc.	1999	$160,648	$19,000	$—		—

(1)
Annual compensation amounts and long-term compensation awards for 2000 and 1999 represent the combined amounts and awards for services performed by the individuals related to both Digital Generation Systems, Inc. and StarGuide Digital Networks, Inc.

(2)
For 2001, represents various perquisites, including reimbursement of automobile expenses ($12,000) and travel expenses ($155,542). For 2000, represents various perquisites, including reimbursement of automobile expenses ($12,000) and travel expenses ($168,000). For 1999, represents various perquisites, including reimbursement of premiums for life insurance ($13,243), automobile expense ($18,000) and travel expenses ($270,000).

(3)	Represents reimbursement of automobile expenses.

(4)	Forgiveness of loan ($400,000), and medical expense reimbursement ($20,733).

The following table sets forth information concerning option exercises during the 2001 fiscal year and option holdings as of the end of the 2001 fiscal year with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of the year.

	Individual Grant (1)
Name	Number of Securities Underlying Options Granted	% Of Total Options Granted to Employees In 2001	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
Scott K. Ginsburg	50,000	2.8%	$3.3125	01/17/08	$67,426	$157,131
Matthew E. Devine	50,000	2.8%	$3.3125	01/17/08	$67,426	$157,131
Omar A. Choucair	50,000	2.8%	$3.3125	01/17/08	$67,426	$157,131
Jeffrey A. Dankworth	50,000	2.8%	$3.3125	01/17/08	$67,426	$157,131
Robert C. Ryan	50,000	2.8%	$3.3125	01/17/08	$67,426	$157,131

(1)
Each of the options listed above have a term of 7 years, subject to earlier termination upon termination of employment. In the event of a merger of the Company with or into another corporation or other legal entity, where vested options have not been assumed or substituted by such successor corporation or other entity, such options will be exercisable for a period of 15 days from the date of notice thereof, and will terminate upon the expiration of such period. The Company’s 1992 Stock Option Plan provides that upon a change in control, the unvested options granted to each of the Company’s executive officers will be subject to accelerated vesting to the extent of 50% of such unvested options. A change in control is defined as (i) merger or acquisition of the Company resulting in a 50% or greater change in the total voting power of the Company immediately following such transaction, or (ii) certain changes in the majority composition of the Company’s Board of Directors during a 24-month period, which changes are not initiated by the Board of Directors.

The following table sets forth information concerning option exercises during the 2001 fiscal year and option holdings as of the end of the 2001 fiscal year with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of the year.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised in-the-Money Options at Fiscal Year End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Scott K. Ginsburg	—	$—	433,300	50,000	$—	$—
Matthew E. Devine	—	$—	1,257,231	226,069	$—	$—
Omar A. Choucair	—	$—	395,695	77,625	$—	$—
Robert C. Ryan	347,826	$186,957	371,452	50,000	$—	$—
Jeffrey A. Dankworth	—	$—	173,320	50,000	$—	$—

(1)	Based on the fair market value of the Company’s common stock at December 31, 2001, of $1.11 per share, less the exercisable price payable for each share.

Employment Contracts and Change in Control Arrangements

None of the Company’s current executive officers have employment or severance agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or the “Committee”) reviews and approves the Company’s compensation policies. The following is the report of the

Compensation Committee describing the compensation policies applicable to the compensation of the Company’s Chief Executive Officer and other executive officers for the 2001 fiscal year.

For the 2001 fiscal year, the process utilized by the Committee in determining executive officer compensation levels was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company’s key executive officers. However, the Committee made the final compensation decisions concerning such officers.

General Compensation Philosophy.    The Company’s philosophy in setting its compensation policies for executive officers is to maximize shareholder value over time. The primary goal of the Company’s executive compensation program is, therefore, to closely align the interests of the executive officers with those of the Company’s shareholders. To achieve this goal, the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive total compensation at risk, with payment of that portion tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in the Company. The Compensation Committee currently uses salary, incentive cash bonus awards and long-term stock-based incentives to meet these goals.

Base Salary.    The base salary component of total compensation is primarily designed to attract, motivate, reward and retain highly skilled executives and to compensate executives competitively within the industry and the marketplace. In establishing base salaries of executive officers, the Compensation Committee evaluates each executive’s salary history, scope of responsibility at the Company, prior experience, past performance for the Company, expected contribution to the Company’s future success and recommendations from management. The Compensation Committee also takes into account the salaries for similar positions at comparable companies in the Company’s industry, based on each individual Committee member’s industry experience, and the position of each executive officer’s base pay relative to the total compensation package, including cash incentives and long-term stock based incentives. In making its salary decisions, the Compensation Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

Incentive Cash Bonuses.    Each executive officer’s annual bonus is based on qualitative and quantitative factors and is intended to motivate and reward executive officers by directly linking the amount of the bonus to performance targets. In addition, incentive bonuses for executive officers are intended to reflect the Compensation Committee’s belief that the compensation of each executive officer should be contingent upon the overall performance of the Company. To carry out this philosophy, the Board of Directors reviews and approves the financial goals for the fiscal year. The Compensation Committee then evaluates the overall performance of the Company and approves performance bonuses based on the extent to which the goals of the Board of Directors have been achieved. During fiscal 2001, the Board of Directors and/or the Compensation Committee, in their discretion, did not approve any cash bonuses to the CEO or executive officers.

Long-Term Incentive Compensation.    The Compensation Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy. The Company considers long-term incentives to its Chief Executive Officer and its other executive officers. The purpose of such option grants is to attract and retain the best employee talent available and to create a direct link between executive compensation and the long-term performance of the Company. The Compensation Committee believes that stock options directly motivate its executive officers to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the Company’s common stock on the date of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term. The Board of Directors and/or the Compensation Committee consider the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals.

CEO Compensation.    On July 22, 1999, Mr. Devine was appointed the Chief Executive Officer of the Company. Effective August 1, 1999, Mr. Devine’s annual salary was established at $125,000 each for the Company and StarGuide, resulting in a total annual salary of $250,000 for 2001 as a result of the merger between the Company and StarGuide. Mr. Devine’s compensation was based on his experience and responsibility as well as compensation offered to similarly situated executives.

Tax Limitation.    Under the Federal tax laws, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the shareholders were asked to approve a limitation under the Company’s 1992 Stock Option Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1992 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since the cash compensation paid to the Company’s executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer and it is not expected that the cash compensation to be paid to any executive officer for the 2002 fiscal year will exceed this limit, the Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company’s executive officers to the $1 million cap.

Respectfully submitted,

COMPENSATION COMMITTEE:

Scott K. Ginsburg
Lawrence D. Lenihan, Jr.
David M. Kantor

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Ginsburg, Lenihan and Kantor. Other than Mr. Ginsburg, the Company’s Chairman of the Board and former Chief Executive Officer, none of these individuals was at any time during 2001, or at any other time, an officer or employee of the Company.

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of Company’s Board of Directors submits the following report:

The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management to review and discuss the December 31, 2001 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Audit Fees.    The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2001, and the reviews of the condensed financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2001, were $180,000.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by KPMG LLP for information technology services rendered during the year ended December 31, 2001.

All Other Fees.    The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services, rendered by KPMG LLP during the year ended December 31, 2001, were $79,200. These other services consisted of tax services, audits of employee benefit plans and assistance with SEC filings.

Consideration of Non-audit Services Provided by the Independent Accountant.    The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence.

Respectfully submitted,

THE AUDIT COMMITTEE

Robert J. Schlegel, Committee Chairman
Cappy R. McGarr
Kevin C. Howe

STOCK PERFORMANCE TABLE

The table set forth below compares the cumulative total shareholder return on the Company’s common stock between December 31, 1996 and December 31, 2001 with the cumulative total return of (i) the Nasdaq Non-Financial Stocks Index and (ii) the Nasdaq Computer and Data Processing Services Stocks Index, over the same period. This table assumes the investment of $100.00 on December 31, 1996 in the Company’s common stock, the Nasdaq Non-Financial Stocks Index and the Nasdaq Computer and Data Processing Services Stocks Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the table below are based upon historical data. The Company cautions that the stock price performance shown in the table below is not indicative of, nor intended to forecast, the potential future performance of the Company’s common stock. Information used in the graph was obtained from the CRSP Total Return Index published by Nasdaq and SG Cowen, sources believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

	12/1996	12/1997	12/1998	12/1999	12/2000	12/2001
Digital Generation Systems, Inc.	$100	$30	$66	$85	$25	$13
Nasdaq Non-Financial Stocks	$100	117	172	337	196	150
Nasdaq Computer and Data Processing Stocks SIC 7370-7379 US & Foreign	$100	123	219	482	222	179

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this report or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2003 annual meeting of stockholders must be received by the Company at its offices at 750 W. John Carpenter Freeway, Irving, Texas, 75039, not later than June 26, 2003 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting. If a stockholder intends to submit a proposal from the floor of the Company’s 2003 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must provide written notice to the Company no later than September 9, 2003. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2003 annual meeting.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s website http://www.sec.gov.

MISCELLANEOUS

The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares represented by the proxies in accordance with their best judgment and Rule 14a-4 under the Exchange Act.

By Order of the Board of Directors,
Omar A. Choucair
Secretary

October 24, 2002

Appendix A

ORDER ON RELIEF ASSESSED AGAINST SCOTT K. GINSBURG
JULY 8, 2002

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA
WEST PALM BEACH

Case No. 99-8694-CV-RYSKAMP

UNITED STATES SECURITIES AND
EXCHANGE COMMISSION,

Plaintiff,

v.

SCOTT K. GINSBURG, MARK J. GINSBURG,
and JORDAN E. GINSBURG

Defendants.

ORDER ON RELIEF ASSESSED AGAINST SCOTT K. GINSBURG

THIS CAUSE is before the Court upon the parties’ memorandum regarding the appropriate relief to be assessed against Defendant Scott K. Ginsburg. The issue of relief is now ripe for review.

I.    BACKGROUND

On September 9, 1999 the United States Securities and Exchange Commission (“SEC”) brought this action against Defendants Scott K. Ginsburg, Mark J. Ginsburg, and Jordan E. Ginsburg for insider trading in violation of federal securities laws. At the time of the alleged illegal action, Scott Ginsburg was the chairman of the board and CEO of Evergreen Media Corporation (“Evergreen”), which owned and operated various radio stations nationwide. Mark Ginsburg, Scott Ginsburg’s brother, is a physician and lives next door to his father, Jordan Ginsburg, who was one of the founders of Evergreen.

Count I of the SEC’s complaint brought under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, involves a series of alleged tips in July 1996 from Scott Ginsburg to Mark Ginsburg and from Mark Ginsburg to Jordan Ginsburg of material, nonpublic information regarding Evergreen’s attempt to acquire EZ Communications, Inc. (“EZ”), another radio broadcast corporation. The SEC alleges that on either the same or following day after each alleged tip, Mark Ginsburg and Jordan Ginsburg each placed substantial orders for EZ stock. When EZ announced its merger in August 1996, Mark Ginsburg and Jordan Ginsburg traded their EZ stock and realized gains of $664,024 and $412,875, respectively.

Count II of the SEC’s complaint, brought under Section 10(b) and Rule 10b-5 thereunder, and Count III, brought under Section 14(e) and Rule 14e-3 thereunder, concern another tip from Scott Ginsburg to Mark Ginsburg regarding plans for a tender offer to Katz Media Group, Inc. (“Katz Media”) by Evergreen and Chancellor Broadcasting. As with the EZ transaction, Mark Ginsburg placed a substantial order for Katz Media stock on the same day he was allegedly tipped, and realized a gain of $729,200 after the public announcement of the tender offer in July 1997.

Appendix A—Page 1

Prior to the start of trial, Defendants Mark Ginsburg and Jordan Ginsburg entered into settlement agreements with the SEC. Pursuant to consent judgments, on April 1, 2002, final judgments were entered for the SEC and against Defendants Mark Ginsburg and Jordan Ginsburg. Permanent injunctions were entered against both Mark Ginsburg and Jordan Ginsburg. Additionally, Mark Ginsburg was ordered to pay disgorgement in the amount of $1,393,224, prejudgment interest in the amount of $703,017, and a civil penalty in the amount of $1,599,661. Jordan Ginsburg was ordered to pay disgorgement in the amount of $412,875, prejudgment interest in the amount of $234,898, and a civil penalty in the amount of $412,875.

This Court draws no adverse inferences from the settlements by Mark Ginsburg and Jordan Ginsburg. Jordan Ginsburg had a prior criminal conviction which surely would have been known to the jury if this case went to trial. Mark Ginsburg was suffering from health problems, which probably was a factor in deciding whether to go to trial. Furthermore, Mark Ginsburg’s considerable wealth made the settlement figure a reasonable compromise.

Defendant Scott Ginsburg did not enter into a settlement agreement with the SEC and proceeded to trial in April, 2002. Following a seven day trial, the jury found that Scott Ginsburg violated Sections 10(b) and 14(e) of the Securities Exchange Act of 1934 and Rules 10b-5 and 14e-3 thereunder, based on his tips to, and the trading by, Mark Ginsburg and Jordan Ginsburg in the common stock of EZ and Katz Media. In reaching its verdict, the jury relied on the SEC’s circumstantial evidence consisting of dates of meetings between Scott Ginsburg and certain other radio company executives, records of phone calls between numbers registered to Scott Ginsburg and numbers registered to Mark Ginsburg and Jordan Ginsburg, and dates of trades in EZ and Katz Media by Mark Ginsburg and Jordan Ginsburg.

The jury concluded that certain defenses and claims of innocence testified to by Scott Ginsburg and his fact and expert witnesses were not credible. With respect to EZ, the defenses rejected by the jury include claims that the information that EZ was for sale in July, 1996 was public knowledge, that the information that EZ was for sale was not material information, that Scott Ginsburg did not learn that EZ was for sale prior to a telephone call he had with Mark Ginsburg on July 14, 1996, that Mark Ginsburg had a pre-existing plan to purchase shares of EZ in July, 1996, that Scott Ginsburg did not tip information to his father Jordan Ginsburg because the two were estranged at the time, and that Mark Ginsburg and Jordan Ginsburg did not use the material, non-public information in deciding to purchase EZ stock. With respect to Katz Media, the defenses rejected by the jury included the claims that it was public knowledge that Katz Media was for sale in June 1997, that Scott Ginsburg did not tip Mark Ginsburg in June, 1997 with material nonpublic information relating to the sale of Katz Media, that Scott Ginsburg did not talk to Mark Ginsburg in a telephone call on the evening of June 16, 1997, that at the time of the telephone call on June 16, 1997, substantial steps had not been taken with respect to a tender offer for Katz Media by Evergreen or Chancellor Broadcasting Corporation, and the Mark Ginsburg did not use material nonpublic information divulged to him by Scott Ginsburg when he purchased shares of Katz Media in June, 1997.

The Court notes that although the jury found against Defendant Scott Ginsburg, there are many factors in this case, which could lead a reasonable person to conclude that no tipping was involved. The new telecommunications bill passed by Congress made consolidation in the radio industry inevitable. Many stock pundits were predicting which media companies were targets for acquisition. Both Marks Ginsburg and Jordan Ginsburg had been substantial investors in radio stock, and both were very knowledgeable about the radio industry. It is plausible that the investments in EZ and Katz Media made by Mark Ginsburg and Jordan Ginsburg were driven not by tips but rather by public knowledge regarding the likelihood of acquisitions in the radio industry.

Pursuant to Section 21A(a)(2) of the Securities Exchange Act of 1934, 15 U.S.C. § 78u-1, this Court shall determine the relief granted to the SEC. This Court may issue an injunction, require disgorgement and payment of prejudgment interest, and/or require the payment of a civil penalty. See 15 U.S.C. §§ 78u-1(d)(2) and (3). Following the jury verdict, this Court set a briefing schedule for the relief phase of the trial. On May 20, 2002,

Appendix A—Page 2

the SEC filed its Memorandum in Support of Entry of Final Judgment Imposing Permanent Injunction and Civil Penalty Against Defendant Scott Ginsburg. On May 21, 2002, Defendant Scott Ginsburg filed his Memorandum Regarding the Appropriate Relief to be Assessed. A hearing was held on the issue of relief on May 30, 2002. On June 18, 2002, both parties filed response briefs in support of their positions.

II.    DISCUSSION

The SEC requests that this Court enter a permanent injunction against future violations of the securities laws against Defendant Scott Ginsburg, and that this Court require Defendant Scott Ginsburg to pay a civil penalty of 5.4 million dollars, three times the amount of profits acquired by his brother and father on account of the illegal tips. Defendant Scott Ginsburg argues that such requested relief is not warranted, and that at most, this Court should impose a civil penalty of $602,033, one-third the amount of profits acquired on account of the illegal tips. For the reasons stated below, this Court finds that the appropriate relief against Defendant Scott Ginsburg is a civil penalty of one million dollars. This Court addresses the permanent injunction and civil penalty in turn.

Permanent Injunction

Section 21(d)(1) of the Securities Exchange Act of 1934, 15 U.S.C. § 78(u)(d)(1), provides that the SEC may seek injunctive relief for a “violation of any provision of [the Exchange Act or] the rules and regulations thereunder.” The law is well established that to obtain a permanent injunction against Scott Ginsburg, the SEC must establish that Scott Ginsburg is reasonably likely to violate the securities laws in the future. See SEC v. Globus Group, Inc. 117 F. Supp. 2d 1345, 1347 (S.D. Fla. 2000) (denying injunction and noting that the SEC must prove a “reasonable likelihood that the wrong will be repeated absent the injunction”), SEC v. Zale Corp., 650 F.2d 718, 720 (5th Cir. 1981). Such a showing is made “when the inferences that flow from a defendant’s prior illegal conduct, viewed in light of present circumstances, betoken a ‘reasonable likelihood’ of future transgressions.” Zale, 650 F.2d at 720. The fact of a past violation is “not alone tantamount to the ‘proper showing’ of present of future violations.” Id. The Eleventh Circuit looks to the following factors to determine whether an injunction is appropriate relief in an SEC action: “the egregiousness of the defendant’s actions, the isolated or recurrent nature of the infraction, the degree of scienter involved, the sincerity of defendant’s assurances against future violations, the defendant’s recognition of the wrongful nature of his conduct, and the likelihood that the defendant’s occupation will present opportunities for future violations.” SEC v. Carriba Air, Inc., 681, F.2d 1318, 1322 (11th Cir. 1982) (quoting SEC v. Blatt, 583 F.2d 1325, 1334 n. 29 (11th Cir. 1978)).

The SEC argues that an examination of the factors leads to the conclusion that there is reasonable likelihood that Scott Ginsburg will violate the securities laws in the future. The SEC asserts that Scott Ginsburg’s past violations were egregious, intentional, and recurrent as Scott Ginsburg violated his duties of trust and confidence to both EZ and Katz Media and breached his fiduciary duty to his company and its stockholders with respect to two separate transactions. The SEC points to Scott Ginsburg’s denial of liability in the media as evidence that Scott Ginsburg has failed to recognize the wrongfulness of his actions. Further, the SEC asserts that Scott Ginsburg’s position as the chairman of the board of a public company makes it extremely likely that he will repeat securities offenses in the future.

This Court disagrees with the SEC’s analysis of the factors and finds that the SEC has failed to establish reasonable likelihood that Scott Ginsburg will violate the securities laws in the future. This Court finds that Scott Ginsburg did not engage in egregious or recurrent behavior. There is no evidence that Scott Ginsburg or his father or brother took any steps to conceal either their communications or trades, through dummy accounts, covert phone calls, or otherwise. Scott Ginsburg also did not personally trade EZ or Katz Media and did not profit in the trading by his brother and father. Further, prior to this instant SEC investigation, Scott Ginsburg had never been accused of illegal tipping or otherwise violating securities laws. Given the context of his profession and the amount of material non-public information he received constantly, the fact that he had never been involved in illegal securities actions establishes that the tipping in connection with EZ and Katz Media was isolated. These isolated non-deceptive actions do not approach the degree of egregiousness and recurrence that requires issuance of an injunction. See, e.g., SEC. v. Chapnick, 1994 WL 113040*1 (S.D. Fla. Feb. 11, 1994)

Appendix A—Page 3

(enjoining the defendant where he had caused the dissemination of false and misleading financial statements, engaged in unauthorized securities trades, manipulated accounting records to hid losses, appropriate money from his company, and personally benefited from his scheme).

The SEC makes much of the fact that Scott Ginsburg has failed to publicly acknowledge the wrongfulness of his unlawful conduct. The Court does not find that such failure establishes a reasonable likelihood of future violations. Courts have stated that “the court may properly view a culpable defendant’s continued protestations of innocence as an indication that injunctive relief is advisable.” SEC v. Jacobowski, 1997 WL 598108 at *1 (N.D. Ill. Sept. 19, 1997), aff’d, 150 F.3d 675 (7th Cir. 1998). Courts have also held, however, that the lack of an admission of wrongdoing does not establish the reasonable likelihood required to issue an injunction. See SEC v. Yun, 248 F. Supp. 2d 1287, 1294 (M.D. Fla. 2001) (no injunction issued against defendants who had not acknowledge wrongdoing). Scott Ginsburg has stated before this Court that although he continues to assert that he did not engage in illegal tipping activity, he has respect for the jury verdict, the judicial process, and the securities laws. Scott Ginsburg has also given the Court assurances that he will not engage in any actions that will raise suspicion of illegal conduct. The Court finds these assurances to mitigate against the lack of specific admission of wrongdoing and to help establish no reasonable likelihood of future violations of securities law.

The SEC argues that this Court should enter a permanent injunction against Scott Ginsburg because a permanent injunction is very important to Scott Ginsburg. When this Court asked at hearing why the SEC considered a permanent injunction significant, counsel for the SEC replied that an injunction is significant because “it is significant and it is important to Mr. Ginsburg.” May 30, 2002 Hearing Transcript at 6. The SEC points out that the sole reason why Scott Ginsburg did not enter into a settlement agreement with the SEC and instead chose to proceed to trial was his desire not to have a permanent injunction entered against him. While this Court understands the SEC’s position, this Court may not issue a permanent injunction based on such rationale. An injunction is purely an equitable remedy. As such, it may not be used to punish. See Hartford-Empire Co. v. United States, 323 U.S. 386, 409 (1945) (considering injunctive relief to prevent future violations of antitrust laws and noting that “we may not impose penalties in the guise of preventing future violations”). Because the SEC has failed to establish reasonable likelihood that Scott Ginsburg may entertain future violations of securities laws, no injunction may be entered.

Civil Penalty

Pursuant to Section 21A of the Securities Exchange Act, 15 U.S.C. § 78u-1(a)(A), insider trading defendants are liable for a civil penalty. Such penalty is to “enhance deterrence against insider trading, and where deterrence fails, to augment the current detection and punishment of this behavior.” H.R. Report 910, 1988 U.S. Code Cong. & Admin. News at 6044. The amount of the penalty “shall be determined by the court in light of the facts and circumstances, but shall not exceed three times the profit gains . . . as a result of [an] unlawful purchase, sale, or communication,” 15 U.S.C. § 78u-1(2). In assessing the appropriate amount of a civil penalty, courts have considered various factors including the egregiousness of the defendant’s violations, the isolated or repeated nature of the violations, the degree of scienter involved, the amount of the illegal profits, and the deterrent effect of a penalty given the defendant’s net worth. See Yun, 148 F. Supp. 2d at 1295; Chapnick, 1994 WL 113040 at *4.

The SEC argues that only the maximum civil penalty allowed, three times the profits, 5.4 million dollars, will fulfill the deterrent and punitive purposes of the civil penalty statute. The SEC asserts that Scott Ginsburg violations were egregious, repeated, and involved a high level of scienter. The SEC also asserts that Scott Ginsburg’s refusal to acknowledge any wrongdoing exemplifies the need for a significant deterrent from future violations. Furthermore, the SEC argues that Scott Ginsburg’s substantial new worth militates for the maximum civil penalty.

This Court does not find that Scott Ginsburg’s actions militate for the maximum civil penalty. The Court is unaware of and neither party has cited to any case where the court imposed a three times penalty against a tipper

Appendix A—Page 4

who did not himself trade or profit. All of the cases in which the maximum civil penalty is awarded involve extremely egregious conduct by a tipper who himself made money from his illegal acts. See, e.g., SEC v. Lipson, 129 F. Supp. 2d 1148 (N.D. Ill. 2001) (imposing a three times penalty on a corporate executive who made unauthorized trades in his own company’s stock, and engaged in manipulative pattern of conduct that included engaging in the conduct even after receiving a letter from his attorney warning that the transactions might be improper and trying to involve his lawyers, accountants and family members in covering up his illegal scheme); Chapnick, 1994 WL 113040 (imposing a three times penalty on a defendant who admitted that he had engaged in unauthorized transactions for years, had misused the corporation’s funds, had created false accounts to hide the transactions, and had profited from these transactions); SEC v. Ferrero, 1993 WL 625964 (S.D. Ind. 1993) (imposing a three times penalty on the one defendant who had actually traded on insider information). As previously discussed, Scott Ginsburg’s violations were not particularly egregious. There is no evidence that Scott Ginsburg, his father, or his brother proceeded in a plan to conceal, deceive, or otherwise manipulate their communications or trades, through dummy accounts, covert phone calls, or otherwise. Scott Ginsburg also did not personally trade in EZ or Katz Media and did not profit in the trading by his brother and father. Given the fact that Scott Ginsburg did not personally trade or profit and did not engage in a devious plan or cover-up this Court concludes that a three times penalty is not appropriate.

Although this Court does not find a civil penalty of three times the profits to be appropriate in this case, the Court does find that a substantial penalty is necessary to punish and deter Scott Ginsburg. Scott Ginsburg’s requested penalty of $602,033 is too low. This Court recognizes and takes into account the fact that Scott Ginsburg is already deterred and punished by the jury verdict and its effects on Scott Ginsburg’s career, family life, and ability to make charitable donations. See SEC v. Rubin, 1993 WL 405428 *6-7 (S.D.N.Y. 1993) (taking into account the adverse consequences that defendants suffer as a result of the jury’s verdict in determining the penalty imposed). However, this Court also recognizes the seriousness of Scott Ginsburg’s illegal actions. Scott Ginsburg has been found to have violated Sections 10(b) and 14(e) of the Securities Exchange Act of 1934 and Rules 10b-5 and 14e-3 thereunder, based on his tips to, and the trading by, Mark Ginsburg and Jordan Ginsburg in the common stock of EZ and Katz Media. The trading by Mark and Jordan Ginsburg resulted in substantial profits. Furthermore, due to Scott Ginsburg’s substantial net worth, the penalty must be significant to adequately deter. In light of the seriousness of Scott Ginsburg’s actions, Scott Ginsburg’s substantial net worth, and the adverse impact brought by the jury verdict, this Court finds it appropriate to levy a civil penalty in the amount of one million dollars.

III.    CONCLUSION

For the reasons stated above and upon review of the pertinent portions of the record, it is hereby

ORDER AND ADJUDGED, that a civil penalty of one million dollars is hereby levied against Defendant Scott. It is FURTHER ORDERED that no permanent injunction shall issue against Defendant Scott Ginsburg. Final Judgment shall be entered by separate order.

DONE AND ORDERED in Chambers at West Palm Beach, Florida, this 8th day of July, 2002.

/s/ KENNETH L. RYSKAMP
KENNETH L. RYSKAMP UNITED STATES DISTRICT JUDGE

Appendix A—Page 5

FORM OF PROXY

DIGITAL GENERATION SYSTEMS, INC.
750 W. John Carpenter Freeway, Irving, Texas 75039

This Proxy is solicited on behalf of the Board of Directors of Digital Generation Systems, Inc. for the Annual Meeting of Stockholders to be held December 4, 2002.

The undersigned (i) acknowledges receipt of the Notice dated October 24, 2002, of the Annual Meeting of Stockholders of Digital Generation Systems, Inc. (the “Company”) to be held on December 4, 2002, at 10:00 a. m. local time at the Marriott Hotel, 223 W. Las Colinas Blvd., Irving, Texas 75039 and the Proxy Statement in connection therewith and (ii) appoints Matthew E. Devine and Omar Choucair, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned on October 21, 2002, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any postponements or adjournments thereof, and the undersigned directs that this proxy be voted as set forth on the reverse.

If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any postponements or adjournments thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 3.

(Continued and to be signed on the reverse side)

ΔFOLD AND DETACH HEREΔ

THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE UPON OR ACT WITH RESPECT TO SUCH COMMON STOCKS AND HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR SUBSTITUTES OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.
Please mark your votes as indicated in this example	☒

1.	To elect four directors to serve three-year terms expiring in 2005 or, in each case until their successors have been duly elected and qualified.

	FOR	WITHHOLD AUTHORITY

Jeffrey A. Dankworth	☐	☐
Kevin C. Howe	☐	☐
Robert J. Schlegel	☐	☐
Cappy R. McGarr	☐	☐

2.	To approve the resolution regarding a vote of confidence for Scott K. Ginsburg as set forth in the accompanying Proxy Statement.

FOR                 AGAINST                 ABSTAIN
☐                          ☐                             ☐

3.	To ratify the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002.

FOR                 AGAINST                 ABSTAIN
☐                          ☐                             ☐

4.	In the discretion of the proxies on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

FOR                 AGAINST                 ABSTAIN
☐                          ☐                             ☐

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

Please mark, sign, date and return your proxy promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. No postage is required. You may nevertheless vote in person if you do attend.

Dated: ,2002

Signature of Stockholder

Signature of Stockholder

Title, if applicable

ΔFOLD AND DETACH HEREΔ